Exhibit (d)(8)

RealNetworks, Inc. 2005 Stock Incentive Plan

Non-Qualified Stock Option Terms and Conditions

(US and Non-US Employees)

Non-Qualified Stock Option Terms and Conditions (the “Agreement”) made and entered into as of the effective date (the “Grant Date”) set forth in the Notice of Grant of Stock Options and Option Agreement attached hereto (the “Notice of Grant”), by and between RealNetworks, Inc., a Washington corporation (the “Company”), and you (the “Optionee”) pursuant to the RealNetworks, Inc. 2005 Stock Incentive Plan as amended and restated (the “Plan”). Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Plan.

1. Grant of Stock Option. The Company hereby grants to the Optionee pursuant to the Plan an option (the “Option”) to purchase, subject to the terms of this Agreement and the Plan the number of Shares set forth in the Notice of Grant at the purchase price per Share set forth in the Notice of Grant (the “Option Exercise Price”).

2. Non-Qualified Stock Option. The Option is a non-qualified stock option and is not intended to qualify as an incentive stock option under Section 422 of the Code.

3. Expiration Date. The Option expires on the seventh anniversary of the Grant Date (the “Expiration Date”) and must be exercised on or before the earlier of the Expiration Date or the date on which this Option is terminated in accordance with the provisions of Sections 5 and 6.

4. Vesting. Except as otherwise provided herein, the vesting schedule applicable to the Option shall be as set forth in the Notice of Grant, and the Option may only be exercised to the extent that it is vested. The Option shall cease to vest upon the Optionee’s termination of employment (as set forth in Section 5(a)), and may be exercised after the date of the Optionee’s termination of employment only as set forth in Sections 5 and 6. Notwithstanding the foregoing, the Committee may, in its discretion, accelerate the date that any installment of the Option vests.

5. Termination of Employment.

(a) Termination of Employment. For purposes of Option, the Optionee’s employment will be considered terminated as of the date that the Optionee is no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (i) the Optionee’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Optionee’s period of employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any), and (ii) the period (if any) during which the Optionee may exercise the Option after such termination of the Optionee’s employment will commence on such date and will not be extended by any notice period mandated under employment laws in the jurisdiction where the Optionee is employed or terms of the Optionee’s employment agreement, if any; the Committee shall have the exclusive discretion to determine when the Optionee is no longer actively providing services for purposes of the Option (including whether the Optionee may still be considered to be providing services while on a leave of absence).

(b) Termination Other Than for Cause. If the Optionee’s employment is terminated for any reason other than for Cause (as defined in paragraph (c) of this Section) and the Option is not fully vested, then the unvested portion of the Option shall be forfeited unless the Committee determines, in its discretion prior to the termination of employment of the Optionee to accelerate the vesting of any portion of the Option. If the Committee determines to vest any unvested portion of the Option pursuant to the preceding sentence, such vesting shall be subject to and effective only if the Optionee executes and delivers a Settlement Agreement and Release (“Release”) satisfactory to the Company on or before the Decision Date (as defined in the Release).

If the employment of the Optionee terminates, other than by reason of death or disability (as defined in Section 6) or for Cause (as defined in paragraph (c) of this Section), the Option shall expire and may no longer be exercised after three months from the termination of the Optionee’s employment, but in no event later than the Expiration Date. For purposes hereof, employment shall not be considered as having terminated during any leave of absence if the leave of absence has been approved in writing by the Company; in the event of any unpaid leave of absence, vesting of the Option shall be suspended (and the unpaid portion of the leave of absence shall be added to all vesting installment dates) unless otherwise determined by the Committee.

(c) Termination for Cause. If the employment of the Optionee is terminated for Cause (as defined below), the Option shall expire and may no longer be exercised to any extent whatsoever.

(d) Cause. For purposes of this Agreement, “Cause” means conduct involving one or more of the following: (i) the conviction of the Optionee, or plea of nolo contendere by the Optionee to, a felony or misdemeanor involving moral turpitude; (ii) the indictment of the Optionee for a felony or misdemeanor involving moral turpitude under the U.S. federal securities laws or similar laws outside the U.S.; (iii) the substantial and continuing failure of the Optionee after written notice thereof to render services to the Company or its Subsidiaries in accordance with the terms or requirements of the Optionee’s employment for reasons other than illness or incapacity; (iv) willful misconduct or gross negligence by the Optionee; (v) fraud, embezzlement, theft, misrepresentation or dishonesty by the Optionee involving the Company or any Subsidiary, or willful violation by the Optionee of a policy or procedure of the Company or a Subsidiary, resulting in any case in significant harm to the Company; or (vi) the Optionee’s violation of any confidentiality or non-competition agreements with the Company or its Subsidiaries.

6. Death; Disability.

(a) Death. If the Optionee’s employment terminates due to the Optionee’s death, the Option will fully vest on the date of termination of employment and may be exercised by the Optionee’s estate, legal representative or beneficiary to whom the Option has been transferred pursuant to Section 10, at any time within one (1) year after the date of death.

(b) Disability. If the Optionee’s employment is terminated by reason of his or her disability, and the Option is not fully vested, the next installment of the Option scheduled to vest (if any) shall vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the Option commences or the last anniversary thereof, expressed in full months, and the Option may be exercised, to the extent vested , at any time within one (1) year after such termination of employment, but not later than the Expiration Date. For purposes hereof, “disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Code.

7. Exercise of Option. The Option may be exercised by written notice to the Company or to such agent as the Company shall designate. The notice shall state the election to exercise the Option, the number of Shares for which it is being exercised and shall be signed by the person or persons so exercising the Option. The Option may not be exercised unless such exercise is in compliance, to the reasonable satisfaction of the Company with all applicable U.S. or non-U.S. federal and state securities laws or any other laws as in effect on the date of exercise. The Option may not be exercised as to fewer than 100 Shares unless it is exercised as to all Shares as to which the Option is then exercisable. The exercise notice must be accompanied by payment of the full exercise price of the Shares for which the Option is being exercised, including any applicable Tax-Related Items (as defined in Section 15), or evidence of satisfaction of one of the alternative payment methods set forth in Section 9, and the Company shall deliver a certificate or certificates representing such Shares, or cause such Shares to be delivered electronically, as soon as practicable after the notice shall be received. The certificate or certificates shall be registered in the name of the person or persons so exercising the Option (or, if the Optionee is a U.S. resident and the Optionee shall so request in the notice exercising the Option, the certificate or certificates shall be registered in the name of the Optionee and another person jointly, with right of survivorship). In the event the Option shall be exercised pursuant to Section 6 hereof by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

8. Compliance with Laws. The Company may postpone delivery of any Shares pursuant to the exercise of the Option until it receives satisfactory proof that there is an available exemption from any U.S. or non-U.S. registration, qualification or other legal requirement applicable to the Shares, including satisfactory proof that the issuance of such Shares will not violate any of the provisions of the United States Securities Act of 1933, as amended, the Exchange Act, any rules or regulations of the United States Securities and Exchange Commission (the “SEC”) promulgated thereunder, or the requirements of any other U.S. or non-U.S. governmental regulatory body. Further, the Company shall not be required to deliver any Shares pursuant to the exercise of the Option prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state, or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Optionee understands that the Company is under no obligation to register or qualify the Shares with the SEC, any other U.S. or non-U.S. state or foreign securities commission, any stock exchange or to seek approval or clearance from any U.S. or non-U.S. governmental authority for the issuance or sale of the Shares. The Optionee agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Optionee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

9. Payment of Exercise Price.

(a) Payment Options. The exercise price of the Option and any applicable Tax-Related Items shall be paid by one or any combination of the following forms of payment:

(i) in cash, or by check payable to the order of the Company; or

(ii) delivery of an irrevocable and unconditional undertaking, satisfactory in form and substance to the Company, by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any applicable Tax-Related Items, or delivery by the Optionee to the Company of a copy of irrevocable and unconditional instructions, satisfactory in form and substance to the Company, to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any applicable Tax-Related Items; or

(iii) if the Optionee is resident in the United States, by delivery of Shares having a Fair Market Value equal as of the date of exercise to the exercise price and any applicable Tax-Related Items, subject to paragraph (b) and in accordance with procedures established by the Committee, provided the Shares are then traded on a national securities exchange or on the NASDAQ Global Select Market (or successor trading system).

(b) Limitations on Payment by Delivery of Shares. The Optionee may not pay any part of the exercise price hereof by transferring Shares to the Company unless the Optionee is resident in the United States and such Shares have been owned by the Optionee free of any substantial risk of forfeiture for at least six months unless otherwise determined by the Committee, are free and clear of all liens, claims, encumbrances or security interests.

10. Option Not Transferable. The Option is not transferable or assignable except by will or by the laws of descent and distribution. During the Optionee’s lifetime only the Optionee can exercise the Option.

11. No Obligation to Continue Employment. Neither the grant of the Option, this Agreement nor the Optionee’s participation in the Plan shall create a right to employment or be interpreted as forming an employment or service contract with the Company or, if different, the Optionee’s employer (the “Employer”) or with any other Subsidiary, and shall not interfere with the ability of the Company, the Employer or any other Subsidiary to terminate the Optionee’s employment relationship (if any).

12. No Rights as Shareholder. The Optionee shall have no rights as a stockholder with respect to any Shares subject to the Option until such time as the Optionee has satisfied all of the requirements of this Agreement for the delivery of Shares pursuant to the exercise of the Option. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to such date of exercise.

13. Adjustment for Capital Changes. The Plan contains provisions covering the treatment of options in the event of mergers, stock splits, spin-offs and certain other corporate transactions. Provisions in the Plan for such adjustment are hereby made applicable hereunder and are incorporated herein by reference.

14. Change in Control. Provisions regarding a Change in Control are set forth in Appendix A. Unless otherwise provided in Appendix A, the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

15. Tax Obligations. The Optionee acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”) is and remains the Optionee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee is subject to tax in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Optionee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization) without further consent. The Company may withhold or account for Tax-Related Items by considering applicable withholding rates, including maximum applicable rates, in which case the Optionee may receive a refund of any over-withheld amount in cash (to the extent that such amount has not been remitted to applicable tax authorities on the Optionee’s behalf) and will have no entitlement to the Share equivalent.

Finally, the Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items. The Company will not be responsible for any losses or damages resulting from any delay in releasing the Shares or proceeds from the sale of Shares as a result of the Optionee’s failure to make full payment of the Tax-Related Items, as provided in this Section 15, in a timely manner upon any relevant taxable or tax withholding event, as applicable.

16. Nature of Grant. In accepting the grant, the Optionee acknowledges that:

(a) the Plan is established voluntarily by the Company and is discretionary in nature;

(b) the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options or other Awards, or benefits in lieu of such grants, even if options or other Awards have been granted in the past;

(c) all decisions with respect to future grants of options or other Awards, if any, will be at the sole discretion of the Company.

(d) the Optionee is voluntarily participating in the Plan;

(e) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(f) if the underlying Shares do not increase in value, the Option will have no value;

(g) if the Optionee exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the exercise price;

(h) the Option and the Shares subject to the Option, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(i) the Option and the Shares subject to the Option, and the income and value of same, are not intended to replace any pension rights or compensation;

(j) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of the Optionee’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any);

(k) unless otherwise agreed with the Company, the Option and the Shares subject to the Option, and the income and value of same, are not granted as consideration for, or in connection with, the service the Optionee may provide as a director of a Subsidiary; and

(l) the following provisions apply only if the Optionee is employed or providing services outside the United States:

(i) the Option and the Shares subject to the Option, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and

(ii) neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Optionee pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

17. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying Shares. The Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

18. Insider Trading Restrictions/Market Abuse Laws. The Optionee acknowledges that he or she has received and read the RealNetworks Policy on the Avoidance of Insider Trading (the “Policy”) and the Optionee agrees to comply with the Policy’s terms. Further, the Optionee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Optionee’s country, if different, which may affect the Optionee’s ability to acquire or sell Shares or rights to Shares (e.g., the Option) under the Plan during such times as the Optionee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Policy. It is the Optionee’s responsibility to comply with any applicable restrictions and the Optionee should speak to a personal legal advisor on this matter.

19. Foreign Asset/Account Reporting Requirements; Exchange Controls. The Optionee’s country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect the Optionee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Optionee’s country. The Optionee may be required to report such accounts, assets or transactions to the tax or other authorities in the Optionee’s country. The Optionee also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to the Optionee’s country through a designated bank or broker and/or within a certain time after receipt. It is the Optionee’s responsibility to comply with all such requirements, and the Optionee should consult personal legal and tax advisors, as applicable, to ensure compliance.

20. Data Privacy. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other Option grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, purchased, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Optionee understands that Data will be transferred to E*TRADE Financial Services LLC, including its affiliated companies (“E*TRADE”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Optionee authorizes the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any Shares acquired under the Plan may be deposited.

The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that if he or she resides outside the United States, he or she may, at any time, request access to Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting his or her local human resources representative. Further, the Optionee understands that he or she is providing the consents herein on a purely voluntary basis. If the Optionee do not consent, or if the Optionee later seeks to revoke his or her consent, his or her employment or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Optionee’s consent is that the Company would not be able to grant Options or other equity awards to the Optionee, or administer or maintain such awards. Therefore, the Optionee understands that refusing or withdrawing his or her consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

21. Imposition of Other Requirements. The Company, in its discretion, may elect to terminate, suspend or modify the terms of the Plan at any time, to the extent permitted by the Plan. The Optionee agrees to be bound by such termination, suspension or modification regardless of whether notice is given to the Optionee of such event. In addition, the Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22. Appendix B. Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any special terms and conditions for the Optionee’s country set forth in Appendix B to this Agreement. Moreover, if the Optionee transfers residence and/or employment to, or is considered a citizen or resident for local law purposes of, one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix B constitutes part of this Agreement.

23. Miscellaneous.

(a) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Optionee, to the address indicated on the signature page below or at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary.

(b) Entire Agreement; Modification. This Agreement and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all understandings between the parties relating to the subject matter of this Agreement.

(c) Cost of Litigation. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred by the successful party or parties (including without limitation costs, expenses and fees in any appellate proceedings), and if the successful party recovers judgment in any such action or proceeding, such costs, expenses and attorney’s fees shall be included as part of the judgment.

(d) Language. If the Optionee has received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(e) Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(f) Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(g) Waiver. The Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other optionee.

(h) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including the Optionee’s heirs, executors, administrators and legal representatives.

(i) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington, without giving effect to the principles of the conflicts of laws thereof.

(j) Venue. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington, agree that such litigation shall be conducted only in the courts of King County, Washington, or the federal courts for the United States for the Western District of Washington, where this grant is made and/or to be performed.

APPENDIX A

Change in Control

Notwithstanding anything contained herein to the contrary, if (i) the Option is continued, assumed, converted or substituted for immediately following the Change in Control and (ii) within twenty-four (24) months after a Change in Control the Optionee’s employment is terminated by the Company or its successor without Cause or by the Optionee for Good Reason, all of the Shares subject to the Option shall be vested immediately and the Option may be exercised at any time within twenty-four (24) months following such termination, but not later than the Expiration Date. Furthermore and notwithstanding anything contained herein to the contrary, if the Option is not continued, assumed, converted or substituted for immediately following the Change in Control, all of the Shares subject to the Option shall vest immediately upon the Change in Control and the Option may be exercised at any time within twelve (12) months thereafter. The Option shall be considered to be continued, assumed, converted or substituted for:

(A)	if there is no change in the number of outstanding Shares and the Change in Control does not result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction, there are no changes to the terms and conditions of this option that materially and adversely affect this option, including the number of Shares subject to the Option and the exercise price of the option; or

(B)	if there is a change in the number of outstanding Shares and/or the Change in Control does result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction: (1) the Shares subject to the Option and the exercise price of the option are adjusted in a manner which is not materially less favorable than as provided under Section 424(a) of the Code and regulations thereunder, (2) if applicable, the Shares subject to the Option are converted into the common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation (as such terms are defined below), and (3) there are no other changes to the terms and conditions of this option that materially and adversely affect the Option.

For purposes of this Agreement:

“Change in Control” means the occurrence of any one of the following events:

(i) during any period of twenty-four (24) consecutive months, individuals who, at the beginning of the period constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the initial public offering whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust)

sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;

(iii) the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least half of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

“Good Reason” means:

(i) a reduction by the Company or the Employer (or their respective successors) of more than 10% in the Optionee’s rate of annual base salary as in effect immediately prior to such Change in Control;

(ii) a reduction by the Company or the Employer (or their respective successors) of more than 10% of the Optionee’s individual annual target or bonus opportunity; or

(iii) any requirement of the Company or the Employer that Optionee be based anywhere more than fifty (50) miles from Optionee’s primary office location at the time of the Change in Control and more than fifty (50) miles from Optionee’s principal residence at the time of the Change in Control.

For purposes of this Agreement, a termination by the Optionee shall not be for Good Reason unless the Optionee provides written notice to the Company and, if different, the Employer setting forth the factual basis for the Optionee’s belief that an event or condition constitutes Good Reason within ninety days of the initial existence of the event or condition constituting Good Reason, provides the Company and, if different, the Employer with a period of at least thirty days to remedy the event or condition constituting Good Reason and the Company and/or the Employer fails to cure the Good Reason within that period.

APPENDIX B

Additional Terms and Conditions for Non-U.S. Optionees

Certain capitalized terms used but not defined in this Appendix B shall have the meanings set forth in the Plan and/or the Agreement to which this Appendix B is attached.

TERMS AND CONDITIONS

This Appendix B includes additional terms and conditions that govern the Option if the Optionee resides and/or works in one of the countries listed below. If the Optionee is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which he or she is currently residing and/or working, or if the Optionee transfers residence and/or employment to another country after receiving the Option, the Company will, in its sole discretion, determine the extent to which the terms and conditions contained herein will be applicable to the Optionee.

NOTIFICATIONS

This Appendix B also includes notifications relating to exchange controls and certain other issues of which the Optionee should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries listed in this Appendix B as of August 2016. Such laws are often complex and change frequently. As a result, the Optionee should not rely on the notifications herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be outdated when the Optionee exercises the Option and acquires Shares or when the Optionee subsequently sells such Shares.

In addition, the notifications in this Appendix B are general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee should seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to his or her situation.

Finally, if the Optionee is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Optionee is currently residing and/or working, or if the Optionee transfers residence and/or employment to another country after being granted the Option, the information contained herein may not be applicable to the Optionee in the same manner.

AUSTRIA

NOTIFICATIONS

Exchange Control Information. If the Optionee holds securities (including the Shares acquired under the Plan) or cash (including proceeds from the sale of Shares) outside of Austria, the Optionee will be required to report certain information to the Austrian National Bank if certain thresholds are exceeded. Specifically, reporting requirements will apply if the value of securities held outside of Austria meets or exceeds (i) €30,000,000 as of the end of any calendar quarter, or (ii) €5,000,000 as of December 31. If the former threshold is exceeded, quarterly reporting obligations are imposed, whereas if the latter threshold is exceeded, annual reporting obligations are imposed.

Further, if the Optionee holds cash in accounts outside of Austria, monthly reporting requirements will apply if the aggregate transaction volume of such cash accounts meets or exceeds €10,000,000.

CANADA

TERMS AND CONDITIONS

Form of Payment. Notwithstanding anything in the Plan or the Agreement to the contrary, the Optionee is prohibited from surrendering Shares that the Optionee already owns or attesting to the ownership of Shares to pay the exercise price or any Tax-Related Items in connection with exercise of the Option.

Termination of Employment. The following provision replaces Section 5(a) of the Agreement (Termination of Employment):

For purposes of the Option, the Optionee’s employment will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of the employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any) as of the earlier of: (a) the date that the Optionee’s employment with the Company and its Subsidiaries is terminated, (b) the date the Optionee receives written notice of termination of employment, or (c) the date that the Optionee is no longer actively employed by the Company or any of its Subsidiaries, regardless of any notice period or period of pay in lieu of such notice mandated under the employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any; the Committee shall have the exclusive discretion to determine when the Optionee is no longer actively providing services for purposes of the Option (including whether the Optionee may still be considered to be providing services while on a leave of absence).

NOTIFICATIONS

Securities Law Information. Shares acquired upon exercise of the Option may not be sold or otherwise disposed of within Canada. The Optionee may sell or dispose of Shares acquired under the Plan, if any, only outside of Canada, through the facilities of a stock exchange on which such Shares are traded (i.e., the NASDAQ Global Select Market).

Foreign Asset/Account Reporting Information. Foreign property, including shares and rights to receive shares (e.g., stock options) of a non-Canadian company held by a Canadian resident employee must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, the Option must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because the Optionee holds other foreign property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if the Optionee owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The Optionee should consult a personal tax advisor to ensure compliance with the applicable reporting obligations.

CHINA

TERMS AND CONDITIONS

The following terms apply only to if the Optionee is subject to exchange control restrictions in the People’s Republic of China (the “PRC”), as determined by the Company in its sole discretion:

Cashless Exercise Restriction. Notwithstanding any provision of the Notice of Grant, the Agreement or the Plan to the contrary, due to legal restrictions in the PRC, the Optionee will be required to pay the exercise price by a cashless exercise through E*TRADE or such other designated broker as may be selected by the Company, such that all Shares subject to the exercised Option will be sold immediately upon exercise (i.e. a “same day sale”) and the proceeds of sale, less the exercise price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Optionee in accordance with applicable exchange control laws and regulations including, but not limited to, the “Exchange Control Restrictions” set forth below. The Company reserves the right to provide the Optionee with additional methods of exercise depending on the development of local law.

Exchange Control Restrictions. By accepting the Option, the Optionee understands and agrees that that he or she will be required to immediately repatriate all proceeds due to the Optionee under the Plan, including any Share sale proceeds from the cashless exercise of the Option. The Optionee understands that such repatriation will need to be effected through a special exchange control account established by the Company or Subsidiary in the PRC, and the Optionee hereby consents and agrees that the proceeds may be transferred to such special account prior to being delivered to the Optionee. The proceeds may be paid to the Optionee in U.S. dollars or in local currency, at the Company’s discretion. If the proceeds are paid in U.S. dollars, the Optionee understands that he or she will be required to set up a U.S. dollar bank account in the PRC so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, the Optionee acknowledges that neither the Company nor any Subsidiary is under an obligation to secure any particular currency conversion rate and that the Company or a Subsidiary may face delays in converting the proceeds to local currency due to exchange control requirements in the PRC. The Optionee agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the proceeds are converted into local currency and distributed to the Optionee. The Optionee further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with PRC exchange control requirements.

Termination of Employment. Notwithstanding any provision in the Agreement, you understand and agree that the Company may require you to exercise any vested Option within a certain period of time after your termination of employment, if required by exchange control restrictions in the PRC. You understand that any vested Option not exercised within such period as may be required by exchange control restrictions in the PRC will be forfeited.

NOTIFICATIONS

Exchange Control Information. PRC residents must report to the State Administration of Foreign Exchange all details of foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-Chinese residents, either directly or through financial institutions. Shares or Options acquired under the Plan and Plan-related transactions may be subject to reporting under these rules. The Optionee should consult with a personal tax advisor in this regard.

CROATIA

NOTIFICATIONS

Exchange Control Information. Croatian residents may be required to report foreign investments (including Shares acquired under the Plan) to the Croatian National Bank for statistical purposes and must obtain the prior approval of the Croatian National Bank for bank accounts opened abroad. It is the Optionee’s responsibility to comply with Croatian exchange control laws, which may change without notice. The Optionee should consult a personal legal advisor to ensure compliance with current regulations.

INDIA

TERMS AND CONDITIONS

Form of Exercise. Notwithstanding any provision of the Notice of Grant, the Agreement or the Plan to the contrary, due to exchange control restrictions in India, the Optionee may not exercise his or her Option using a cashless sell-to-cover exercise whereby the Optionee directs a broker or transfer agent to sell some (but not all) of the Shares subject to the Option and deliver to the Company the amount of the sale proceeds to pay the exercise price and any Tax-Related Items. The Company reserves the right to provide the Optionee with this method of payment depending on the development of local law.

NOTIFICATIONS

Exchange Control Information. Indian residents must repatriate to India and convert into local currency any cash dividends paid on Shares acquired under the Plan within 180 days of payment and any proceeds from the sale of such Shares within 90 days of receipt. Upon repatriation, a foreign inward remittance certificate (“FIRC”) will be issued by the bank where the foreign currency is deposited. The FIRC should be retained as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is the Optionee’s responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Information. Indian residents must declare the following items in their annual tax return: (i) any foreign assets held (including Shares acquired under the Plan), and (ii) any foreign bank accounts for which the resident has signing authority. It is the Optionee’s responsibility to comply with applicable tax laws in India. The Optionee should consult a personal tax advisor to ensure proper reporting of foreign assets and bank accounts.

INDONESIA

NOTIFICATIONS

Exchange Control Information. Indonesian residents are obligated to provide Bank Indonesia with information on foreign exchange activities via a monthly report. Repatriation of proceeds from the sale of Shares or receipt of dividends to Indonesia will trigger the reporting requirement. The report should be submitted online through Bank Indonesia’s website no later than the 15th day of the month following the month in which the activity occurred. In addition, if proceeds from the sale of Shares or receipt of dividends are repatriated to Indonesia, the Indonesian bank handling the transaction is responsible for submitting a report to Bank Indonesia. The Optionee should be prepared to provide information and/or supporting documents upon request from the bank for purposes of preparing the report.

JAPAN

NOTIFICATIONS

Exchange Control Information. Japanese residents purchasing Shares valued at more than ¥100,000,000 in a single transaction must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the Shares.

In addition, Japanese-resident optionees paying more than ¥30,000,000 in a single transaction for the purchase of Shares at exercise must file a Payment Report with the Ministry of Finance through the Bank of Japan within 20 days of the date that the payment is made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

A Payment Report is required independently from a Securities Acquisition Report; therefore, if the total amount paid in a single transaction exceeds ¥100,000,000, both a Payment Report and a Securities Acquisition Report must be filed.

Foreign Asset/Account Reporting Information. The details of any assets held outside Japan as of December 31 (including Shares acquired under the Plan) must be reported annually to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report is due by March 15 each year. The Optionee should consult with a personal tax advisor as to whether the reporting obligation applies to the Optionee and whether the Optionee will be required to report details of his or her outstanding Options, as well as the Shares, in the report.

KOREA

NOTIFICATIONS

Exchange Control Information. In the event that the Optionee remits funds out of Korea in connection with the exercise of the Option, such remittance of funds must be “confirmed” by a foreign exchange bank in Korea. In order to receive the confirmation, the Optionee will likely be required to submit documents evidencing the nature of remittance to the bank handling the remittance in Korea together with the confirmation application, including a copy of the Agreement, the Plan, the Optionee’s certificate of employment with the Employer and any other information requested by the bank. No bank confirmation is necessary if no funds are remitted out of Korea in connection with the exercise of the Option (e.g., if the Optionee uses funds already outside of Korea to exercise the Option or exercises the option using a cashless method of payment).

In addition, exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares or the receipt of dividends in a single transaction to repatriate the proceeds to Korea within three years of receipt.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank and brokerage accounts) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency) on any month-end date during the calendar year. The Optionee should consult with a personal tax advisor to determine how to value foreign accounts for purposes of this reporting requirement and whether the Optionee is required to file a report with respect to such accounts.

NETHERLANDS

There are no country-specific provisions.

PHILIPPINES

NOTIFICATIONS

Securities Law Information. This offering is subject to an exemption from the requirements of securities registration with the Philippines Securities and Exchange Commission under Section 10.1 (k) of the Philippine Securities Regulation Code.

THE SHARES SUBJECT TO THE OPTION BEING OFFERED OR SOLD HAVE NOT BEEN REGISTERED WITH THE PHILIPPINES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE. ANY FURTHER OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS IN THE PHILIPPINES UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.

For further information on risk factors impacting the Company’s business that may affect the value of the Shares, the Optionee may refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s website at http://investor.realnetworks.com. In addition, the Optionee may receive, free of charge, a copy of the Company’s Annual Report, Quarterly Reports or any other reports, proxy statements or communications distributed to the Company’s stockholders by contacting DL-stock@realnetworks.com.

The Optionee may sell or dispose of Shares acquired under the Plan, if any, through E*TRADE (or any other broker designated by the Company or to which the Shares have been transferred by the Optionee), provided that such sale takes place outside of the Philippines through the facilities of the stock exchange on which the Shares are listed (i.e., the NASDAQ Global Select Market).

PORTUGAL

TERMS AND CONDITIONS

Consent to Receive Information in English. The Optionee hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Agreement.

Consentimento para Receber Informação em Inglês. O titular do direito de opção pelo presente declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e aceitou na totalidade e concordou com os termos e condições estabelecidas no Plano e no Acordo.

NOTIFICATIONS

Exchange Control Information. If the Optionee holds Shares acquired under the Plan, the acquisition should be reported to Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on the Optionee’s behalf. If the Shares are not deposited with a commercial bank or financial intermediary in Portugal, the Optionee will be responsible for submitting the report to Banco de Portugal. The Optionee should consult a personal advisor for further information regarding these requirements.

SPAIN

TERMS AND CONDITIONS

No Entitlement for Claims or Compensation. The following provision supplements Section 16 of the Agreement (Nature of Grant):

By accepting the Option, the Optionee consents to participation in the Plan and acknowledges that he or she has received a copy of the Plan document.

The Optionee understands that the Company has unilaterally, gratuitously and in its sole discretion decided to make grants of Options under the Plan to Employees throughout the world. The decision is limited and entered into based upon the express assumption and condition that any Option will not economically or otherwise bind the Company or any Subsidiary, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, the Optionee understands that the grant of Option is being made on the assumption and condition that the Option shall not become part of any employment contract (whether with the Company or any Subsidiary, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, the Optionee understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of Option, which is gratuitous and discretionary, since the future value of the Option and the underlying Shares is unknown and unpredictable.

The Optionee understands and agrees that, as a condition of the grant of the Option, termination of the Optionee’s employment for any reason other than death or disability (including for the reasons listed below) will automatically result in the cancellation and loss of any Option that may have been granted to the Optionee and that was not fully vested on the date of termination of the Optionee’s employment. In particular, the Optionee understands and agrees that, unless otherwise expressly provided for by the Company in the Agreement, the Option will be cancelled without entitlement to the Shares or to any amount as indemnification if the Optionee terminates employment by reason of, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without good cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

The Optionee also understands that the grant of Option would not be made but for the assumptions and conditions set forth hereinabove; thus, the Optionee understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the grant of the Option and any right to the underlying Shares shall be null and void.

NOTIFICATIONS

Securities Law Information. No “offer of securities to the public” (as defined under Spanish law) has taken place or will take place in the Spanish territory. The Agreement (including this Appendix B) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Foreign Asset/Account Reporting Information. Rights or assets held outside of Spain (e.g., Shares or cash held in a foreign bank or brokerage account) with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31, must be reported on an annual tax return. After such rights and/or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. The reporting must be completed by the following March 31.

Share Reporting Requirement. The acquisition, ownership and disposition of shares in a foreign company (including Shares acquired under the Plan) must be declared for statistical purposes to the Direccion General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be filed in January for Shares owned as of December 31 of each year; however, if the value of the Shares acquired or the amount of the sale proceeds exceeds €1,502,530, the declaration must be filed within one month of the acquisition or sale, as applicable. The Optionee should consult with his or her personal advisor to determine his or her obligations in this respect.

Foreign Assets and Transaction Reporting. Any foreign accounts (including brokerage accounts held abroad), any foreign instruments (e.g., Shares) and any transactions with non-Spanish residents (including any payments of cash or Shares made to the Optionee by the Company or a U.S. broker), may need to be declared electronically to the Bank of Spain if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1,000,000. Once the €1,000,000 threshold has been surpassed in either respect, the Optionee will generally be required to report all of his or her foreign accounts, foreign instruments and transactions with non-Spanish residents, even if the relevant threshold has not been crossed for an individual item. The Optionee will generally only be required to report on an annual basis (by January 20 of each year, beginning with January 20, 2014); however, if the balances in the Optionee’s foreign accounts together with value of his or her foreign instruments or the volume of transactions with non-Spanish residents exceed €100,000,000, more frequent reporting will be required.

UNITED KINGDOM

Terms and Conditions

Tax Withholding Acknowledgment. The following provision supplements Section 15 of the Agreement (Tax Obligations):

If payment or withholding of any income tax liability arising in connection with the Optionee’s participation in the Plan is not made within ninety (90) after the end of the U.K. tax year in which the relevant taxable or tax withholding event occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by the Optionee to the Employer, effective on the Due Date. The loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable by the Optionee, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in the Plan or Section 15 of the Agreement.

Notwithstanding the foregoing, the Optionee will not be eligible for such a loan to cover the income tax liability if he or she is a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the Exchange Act). In this case, the amount of any U.K. income tax due by the Optionee that is not collected by the Due Date may constitute an additional benefit to the Optionee on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Optionee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any employee NICs due on this additional benefit, which the Company and/or the Employer may recover from the Optionee by any of the means referred to in the Plan or Section 15 of the Agreement.